[LOGO]                              Contacts:        Thomas Kaetzer
Baseline                                             Baseline Oil & Gas Corp.
OIL & GAS Corp.                                      (281) 445-5880
                                                     -or-
                                                     Ron Stabiner
                                                     The Wall Street Group, Inc.
                                                     (212) 888-4848

FOR IMMEDIATE RELEASE:

                    BASELINE OIL & GAS COMPLETES ACQUISITION
                       OF NORTH TEXAS PRODUCING PROPERTIES

Houston, Tex., April 18, 2007 - Baseline Oil & Gas Corp. ("Baseline" or the "Company") (OTC BB: BOGA) announced today that it had completed a $32 million financing in conjunction with the closing of the acquisition of operated producing oil and natural gas properties located in Stephens County, Texas for total consideration of $28.6 million. The acquisition adds 3.6 MMboe of independently engineered proved reserves, of which 2.5 MMboe is proved producing. SEC present value (PV10) totals $49.9 million, while proved producing PV10 is $30.2 million. The proved producing component provides immediate cash flow, as well as meaningful upside via the further development of our acreage.

Stephens County Acquisition

The Stephens County Regular/Eliasville Field acquired by Baseline in north Texas consists of a 100% working interest (81% net revenue interest) on a contiguous 4,600 acre waterflood which presently produces 660 Boe/d gross(520 Boe/d net). Last year, the property generated $6.5 million of field level cash flow. The entirety of current production and proved reserves are contained within the existing producing Caddo Lime formation, located at a depth of approximately 3,300 feet. Of the total 4,600 acres, the central and eastern 2,800 acres are under existing waterflood while the western 1,800 acres have yet to be extensively developed. Baseline will immediately workover 20 idle wells and drill up to 12 new infill wells in the central and eastern leases. While this drilling is proceeding, Baseline will be evaluating and finalizing further development plans for the significant expansion of the waterflood to the western leases, which are presently producing oil from the Caddo Lime, but not under waterflood. Management believes that this western expansion could add up to 2.0 MMbbls of incremental proved reserves.

Baseline will also be performing the evaluation of 2 additional reserve enhancement opportunities at Stephens County. Management believes that there is natural gas production potential from bypassed shallower zones in both the Marble Falls and Duffer formations, which produce natural gas at depths of 3,200 to 3,400 feet, south and east of our property and into the Palo Pinto County. The Barnett Shale is also present on our property at approximately 4,900 feet, but has not been produced to date, although it has been produced in Palo Pinto County. In addition, the Caddo Lime is an excellent candidate for an alkaline surfactant polymer (ASP) flood. This proven tertiary recovery technique will be evaluated for application, which management believes has the potential for incremental recovery of 5% to 10% of original oil in place (OOIP), or some 3.5 MMbbls to 9.0 MMbbls, which is not currently booked.

New Albany Shale Development

In addition to allowing for the closing of the acquisition and subsequent development of the Stephens County Regular/Eliasville field, the financing also provides Baseline with capital in order to further participate in the development of the New Albany Shale natural gas resource play located in the Illinois Basin of southern Indiana. In March 2007, Baseline converted its ownership of the properties from a limited liability company into a direct working interest. Presently, Baseline owns an average 18% to 19% working interest in approximately 171,000 gross acres located in 5 counties across southern Indiana. Baseline has a non-operated working interest, and will be participating with experienced operators in the drilling of horizontal natural gas wells from the New Albany Shale formation located at a depth of 1,500 to 2,500 feet.

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Oil and Gas Hedges

Concurrent with the closing of the Stephens County/Eliasville acquisition, Baseline entered into a fixed price swap for approximately 70% of its current net production from the Eliasville Field. The oil hedges consist of a three year NYMEX swap, at a fixed price of $68.20 per barrel.

Corporate Direction

With the closing of this transaction, Baseline has become an oil and gas operator located in Houston, Texas. The company is currently adding administrative and technical staff to manage, develop, and operate its north Texas asset, and take a more active role in the evaluation and enhancement of its New Albany Shale acreage.

Thomas Kaetzer, Baseline's Chairman of the Board and CEO, stated, "The Board and management of Baseline have set a clear objective to grow the company through the "hands on" efforts of experienced oil and gas professionals. Our near to mid term goal is the organic growth via the development of our present asset base, coupled with the longer term goal of the accretive acquisition of additional oil and gas properties which will build shareholder value".

FORWARD-LOOKING STATEMENTS:

This document includes forward-looking statements. Forward-looking statements include, but are not limited to, statements concerning estimates of expected drilling and development wells and associated costs, statements relating to estimates of, and increases in, production, cash flows and values, statements relating to the continued advancement of Baseline Oil & Gas Corp.'s projects and other statements which are not historical facts. When used in this document, the words such as "could," "plan," "estimate," "expect," "intend," "may," "potential," "should," and similar expressions are forward-looking statements. Although Baseline Oil & Gas Corp. believes that its expectations reflected in these forward-looking statements are reasonable, such statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements. Important factors that could cause actual results to differ from these forward-looking statements include the potential that the Company's projects will experience technological and mechanical problems, geological conditions in the reservoir may not result in commercial levels of oil and gas production, changes in product prices and other risks disclosed in Baseline's Annual report on Form 10-KSB filed with the U.S. Securities and Exchange Commission.

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